                                                                     Exhibit 2.5


                              AGREEMENT OF EXCHANGE
                              ---------------------



                  AGREEMENT OF EXCHANGE dated this 13th day of May, 2003, between Crown Investments Trust, a Delaware business trust, with an address at Pasquerilla Plaza, Johnstown, PA 15901 ("CIT"), and Crown American Properties, L.P., Delaware limited partnership, with an address at Pasquerilla Plaza, Johnstown, PA 15901 ("CAP").

                              W I T N E S S E T H:
                               -------------------

                  WHEREAS, CIT is the owner of certain parcels of property located in Greene Township, Franklin County, Pennsylvania; Muncy Township, Lycoming County, Pennsylvania; and the City of Scranton and Borough of Dickson City, Lackawanna County, Pennsylvania, all as more particularly described on Exhibits A-1, A-2 and A-3 attached hereto; and

                  WHEREAS, CAP is the owner of (i) certain property located in the City of Johnstown, Cambria County, Pennsylvania, commonly known as Pasquerilla Plaza and more particularly described on Exhibit B-1 attached hereto and (ii) certain property located in the City of Johnstown, Cambria County, Pennsylvania adjacent to Pasquerilla Plaza and more particularly described on Exhibit B-2 attached hereto; and

                  WHEREAS, the appraised value of the CIT Property (as hereinafter defined) is substantially equal to the appraised value of the CAP Property (as hereinafter defined), less the debt encumbering the CAP Property, and the parties believe that such appraised values are accurate; and

                  WHEREAS, concurrently with the execution of this Agreement, Crown American Realty Trust, a Maryland real estate investment trust ("Crown"); Crown American Properties, L.P., a Delaware limited partnership ("Crown Partnership"); Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT"); and PREIT Associates, L.P., a Delaware limited partnership, will enter into that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which, inter alia, the parties thereto have agreed that Crown will merge with and into PREIT, subject to the satisfaction of the terms and conditions set forth in the Merger Agreement (the "Merger"); capitalized terms used herein and not defined are used as defined in the Merger Agreement.

                  NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE 1

                                    Exchange
                                    --------

                  1.1. CIT Covenant to Exchange. CIT shall transfer and convey to CAP, and CAP shall accept, all of CIT's right, title and interest in and to the following:

                  (a) the lands and premises located in Greene Township, Franklin County, Pennsylvania; Muncy Township, Lycoming County, Pennsylvania; and the City of Scranton and Borough of Dickson City, Lackawanna County, Pennsylvania; all as more particularly described in Exhibits A-1, A-2 and A-3 hereto, together with all and singular the tenements, hereditaments and appurtenances pertaining thereto, including any estate, right, title, interest, property, claim and demand of CIT in and to all streets, alleys, rights-of-way, sidewalks, easements, and utility lines or agreements (collectively, the "CIT Land");

                  (b) all improvements, buildings and structures situate on the CIT Land, if any (collectively, the "CIT Improvements"), together with all fixtures, building equipment and other articles of personal property attached to the CIT Land or the CIT Improvements, if any (the "CIT Personalty"; the CIT Land, the CIT Improvements and the CIT Personalty being hereinafter collectively called the "CIT Property");

                  (c) to the extent assignable, all permits and licenses issued by any Federal, state or local governmental authority or agency pertaining to the ownership, operation, maintenance or use of the CIT Property (the "CIT Permits"); and

                  (d) CIT's interest, as seller, in those certain agreements of sale, as more particularly described on Schedule 1.1(d) hereto (collectively, the "CIT Sales Agreements").

                  1.2. CAP Covenant to Exchange. CAP shall transfer and convey to CIT, and CIT shall accept, all of CAP's right, title and interest in and to the following:

                  (a) the lands and premises located in the City of Johnstown, Cambria County, Pennsylvania, more particularly described in Exhibits B-1 and B-2 hereto, together with all and singular the tenements, hereditaments and appurtenances pertaining thereto, including any estate, right, title, interest, property, claim and demand of CAP in and to all streets, alleys, rights-of-way, sidewalks, easements, and utility lines or agreements (collectively, the "CAP Land");

                  (b) all improvements, buildings and structures situate on the CAP Land (collectively, the "CAP Improvements"), together with all fixtures and building equipment owned by CAP and attached to the CAP Land or the CAP Improvements, and other articles of personal property owned by CAP and to be mutually agreed upon by CIT and PREIT prior to Closing, with PREIT being a third party beneficiary of this Section 1.2(b) (the "CAP Personalty"; the CAP Land, the CAP Improvements and the CAP Personalty being hereinafter collectively called the "CAP Property"), provided that the personal property listed on Schedule 1.2(b) and any other items otherwise owned by CIT shall be retained by CIT;

                  (c) to the extent assignable, all permits and licenses issued by any Federal, state or local governmental authority or agency pertaining to the ownership, operation, maintenance or use of the CAP Property (collectively, "CAP Permits");

                  (d) that certain Agreement for Purchase of Land, Ground Rent, Redevelopment Agreement (the "CAP Purchase Agreement") dated as of June 29, 1989 between the Redevelopment Authority of the City of Johnstown and CAP, as amended, including but not limited to the 15-year option to purchase real estate in the 1st Ward, City of Johnstown, for a purchase price of $50,000.00 contained therein; and

                  (e) CAP's interest, as landlord, in the all leases, license agreements and occupancy agreements pertaining to the CAP Property, in effect on the Closing Date, together with all associated guaranties and sureties, as the same may be amended or modified from time to time, including all security deposits remaining unapplied by CAP as of the Closing Date and all rent thereunder (the "CAP Leases").

                  1.3. Items Included in Transfer. The property to be transferred and conveyed by CAP to CIT pursuant to this Agreement includes all of CAP's right, title and interest in and to: (a) all plumbing, heating, electrical and mechanical systems and fixtures appurtenant to the CAP Property or the CAP Improvements and forming a part thereof, including boiler systems, fuel oil systems, heating, ventilating and air conditioning systems, sprinkler systems, fire and security protection systems, wiring, and temperature controls, and other equipment and fixtures located on the CAP Property or the CAP Improvements; (b) all built-in cabinets, cooking units, dishwashers, laundry tubs and other permanent fixtures; (c) all trees, shrubbery and plants; and (d) all storm doors, windows and awnings, screens, shades, venetian blinds, drapery rods and fixtures and TV antennas. All of the foregoing shall be delivered to CIT at the time of delivery of possession of the CAP Property.

                                    ARTICLE 2

                               Title and Condition
                               -------------------

                  2.1 Due Diligence. CAP and CIT each acknowledges that they have had ample and satisfactory opportunity to investigate and test the condition of the CAP Property and the CIT Property and the suitability of such property for the purposes of each, and, CIT and CAP are each satisfied with the condition of the CAP Property and the CIT Property, respectively, and the suitability of such property for the purposes of each, and neither CIT nor CAP intends to conduct additional investigation or testing.

                  2.2 Condition of Property. THE CAP PROPERTY AND THE CIT PROPERTY ARE BEING TRANSFERRED AND CONVEYED "AS IS, WHERE IS" AND EXCEPT AS SET FORTH HEREIN, NEITHER CIT NOR CAP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE CONDITION THEREOF, AND CIT AND CAP ACKNOWLEDGE THAT EACH WILL BE RELYING ON ITS OWN DUE DILIGENCE REVIEW IN ACCEPTING THE PROPERTY TO BE CONVEYED PURSUANT TO THIS AGREEMENT.

                                    ARTICLE 3

                                   The Closing
                                   -----------

                  3.1. Time and Place. Settlement of the transaction contemplated hereby (the "Closing") shall be held at such location, at such time and on such date on which the parties may agree (the "Closing Date").

                  3.2. Settlement. At the Closing,

                  (a) CIT shall convey and transfer, unencumbered by any mortgages, liens or other security interests, to CAP (i) good and marketable title to the CIT Property by executing, acknowledging and delivering to CAP a deed of special warranty in recordable form, (ii) all of CIT's right, title and interest in and to the CIT Permits sold to it hereunder, by executing and delivering to CAP such bills of sale, assignments or other instruments as CAP may reasonably request, all without any warranties except as otherwise set forth in this Agreement, and (iii) all of CIT's right, title, interest and obligations in and to the CIT Sales Agreements assigned to it hereunder, by executing and delivering to CAP such assignments or other instruments as CAP may reasonably request, all without any warranties except as otherwise set forth in this Agreement (said deed and other instruments of transfer being herein collectively called the "CIT Transfer Documents");

                  (b) CIT shall deliver to CAP (i) a duly executed FIRPTA Certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and (ii) a signed realty transfer tax statement of value and any other transfer tax declarations, if any, required in connection with this transaction;

                  (c) CAP shall convey and transfer (which transfer may be subject to certain mortgages referred to in Section 3.3(c) below) to CIT (i) good and marketable title to the CAP Property, by executing, acknowledging and delivering to CIT a deed of special warranty in recordable form, and (ii) all of CAP's right, title and interest in and to all of the other CAP Property, the CAP Permits, the CAP Purchase Agreement and the CAP Leases sold to it hereunder, by executing and delivering to CIT such bills of sale, assignments or other instruments as CIT may reasonably request, all without any warranties except as otherwise set forth in this Agreement (said deed and other instruments of transfer being herein collectively called the "CAP Transfer Documents"); and

                  (d) CAP shall deliver to CIT (i) a duly executed FIRPTA Certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and (ii) a signed realty transfer tax statement of value and any other transfer tax declarations, if any, required in connection with this transaction.

                  3.3. Consideration Adjustment; Appraised Values.

                  (a) The exchange of the CIT Property for the CAP Property set forth herein is premised on the CIT Land and the CIT Improvements having a total appraised value of $6,825,000 (the "CIT Land Appraised Value") and the CAP Land and the CAP Improvements having a total appraised value of $8,000,000 (the "CAP Land Appraised Value"), each of which appraisals has been completed and provided to each of the parties hereto.

                  (b) As used herein, the "CIT Property Appraised Value" shall mean the difference between the CIT Land Appraised Value and the Net Sales Price. As used herein, the "Net Sales Price" shall mean, in the event that the sale of any of the CIT Property shall be closed prior to the Closing, the aggregate consideration received by CIT in connection with such sale less (i) all direct costs and expenses associated therewith, including but not limited to transfer taxes, brokerage fees, reasonable attorney fees and other transaction costs and (ii) all expenses required to be paid by CIT under the applicable sales agreement.

                  (c) As used herein, (i) the "CAP Property Appraised Value" shall mean the CAP Land Appraised Value less the Outstanding Mortgage Amount; and (ii) the "Outstanding Mortgage Amount" shall mean the outstanding balance owing under any mortgages encumbering the CAP Property as of the Closing and assumed by CIT.

                  (d) At the Closing, the amount of the difference between the CIT Property Appraised Value and the CAP Property Appraised Value will be paid in immediately available funds by the party owning the property with the lower value prior to Closing to the party owning the property with the higher value prior to the Closing.

                                    ARTICLE 4

                    Apportionments and Allocation of Expenses
                    -----------------------------------------

                  4.1. Adjustments. The following items shall be apportioned as of midnight preceding the Closing: (a) real estate taxes; (b) water and sewer charges, municipal garbage and rubbish removal charges, if any; (c) rents and other income.

                  4.2. Real Estate Taxes. Real estate taxes shall be prorated based upon the fiscal year of the applicable taxing authority in which the Closing occurs, based upon real estate taxes levied in that year by each taxing body.

                  4.3. Water Charges. If there is a water meter on the CAP Property or the CIT Premises, CAP or CIT, respectively, shall furnish a reading to a date not more than thirty (30) days prior to the Closing, and the water charge, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

                  4.4. Transfer Taxes. The cost of all real estate transfer taxes on the CIT Property and the CAP Property be borne equally by CIT and CAP.

                  4.5. Municipal Improvements. CIT shall pay all installments for all municipal work and improvements coming due after the date of the Closing on the CAP Property. CAP shall pay all installments for all municipal work and improvements coming due after the date of the Closing on the CIT Property.

                  4.6. Survival of Obligations. The provisions of this Article 4 shall survive the Closing.

                                    ARTICLE 5

                             Delivery of Possession
                             ----------------------

                  5.1. Time of Possession. Possession of the CIT Property shall be delivered to CAP at the Closing in "as is" condition. Possession of the CAP Property shall be delivered to CIT at the Closing in "as is" condition.

                                    ARTICLE 6

                         Representations and Warranties
                         ------------------------------

                  6.1. CIT's Representations and Warranties. CIT hereby makes the following representations and warranties to CAP as of the date hereof, which representations and warranties shall be deemed to have been made again as of the Closing Date: (i) subject to all matters shown on the title reports listed on
Schedule 6.1(i) attached hereto for each parcel of the CIT Land, CIT owns good and marketable title to the CIT Property; (ii) CIT has all necessary corporate power, authority and approvals to enter into and perform its obligations under this Agreement; (iii) to its knowledge, the CIT Property is in compliance in all material respects with its present zoning classification; (iv) CIT has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against the CIT Property; (v) CIT has not received written notice of any litigation which has been filed against CIT that arises out of the ownership of the CIT Property;
(vi) except as set forth on Schedule 6.1(vi), CIT has not received written notice of any uncured violation of any federal, state or local law, rule or regulation, including without limitation any applicable environmental law, rule or regulation, relating to the CIT Property or the use thereof, and (vii) CIT has not received any written notice of any condemnation or threatened condemnation of all or any portion of the CIT Property, which, in the case of clauses (iv) through (vii), would materially affect the CIT Property or use thereof.

                  6.2. Survival of CIT's Representations and Warranties. The representations and warranties of CIT set forth in clause (i) of Section 6.1 shall not survive the Closing. The representations and warranties of CIT set forth in clauses (ii) through (vii) of Section 6.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one (1) year. CIT shall have no liability to CAP for a breach of any representation or warranty (a) unless the valid claim for any individual breach exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), or all such valid claims for all such breaches collectively aggregate more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section 6.2), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by CAP to CIT prior to the expiration of said one (1) year period and an action shall have been commenced by CAP against CIT within one (1) year after Closing. As used herein, the term "Cap" shall mean the total aggregate amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00).

                  6.3. CAP's Representations and Warranties. CAP represents and warrants to CIT that: (i) subject to all matters shown on the title reports attached hereto as Schedule 6.3 attached hereto for each parcel of the CAP Land, CAP owns good and marketable title to the CAP Property; and (ii) CAP has all necessary partnership power, authority and approvals to enter into and perform its obligations under this Agreement.

                                    ARTICLE 7

                    Conditions to Obligations of CIT and CAP
                    ----------------------------------------

                  7.1. CIT's Conditions. The obligations of CIT hereunder are subject to satisfaction of each of the following conditions as of the time of Closing, which conditions are for the benefit of CIT and may be waived by CIT in its sole discretion:

                  (a) CAP shall have complied with all of the terms, covenants and conditions hereof to be complied with on the part of CAP;

                  (b) all representations of CAP hereunder shall be true and correct at the time of Closing as if made at such time; provided, however, that, except to the extent otherwise expressly provided herein, such representations shall not survive the Closing;

                  (c) The Merger Agreement shall be in full force and effect;

                  (d) CAP shall have delivered possession of the CAP Property and any cash payment required by Section 3.3(d) hereof to CIT as set forth in Section 5.1; and

                  (e) If the CAP Property is transferred by CAP to CIT subject to and encumbered by any mortgages (as referred to in Section 3.3(c) above), the holders of such mortgages shall have consented to the transfer.

                  7.2. CAP's Conditions. The obligations of CAP hereunder are subject to satisfaction of each of the following conditions as of the time of Closing, which conditions are for the benefit of CAP and may be waived by CAP in its sole discretion:

                  (a) CIT shall have complied with all of the terms, covenants and conditions hereof to be complied with on the part of CIT;

                  (b) all representations of CIT hereunder shall be true and correct at the time of Closing as if made at such time; provided, however, that, except to the extent otherwise expressly provided herein, such representations shall not survive the Closing;

                  (c) The conditions to the closing of the Merger (other than the consummation of the transaction contemplated hereby) and all third party approvals, consents or agreements necessary to consummate the Merger shall have been obtained; and

                  (d) CIT shall have delivered possession of the CIT Property and any cash payment required by Section 3.3(d) hereof to CAP as set forth in Section 5.1.

                                    ARTICLE 8

                                  Risk of Loss
                                  ------------

                  8.1. Casualties. Risk of loss to the CIT Property or any part thereof from the damage or destruction thereof by fire or other casualty shall remain upon CIT until the Closing. Risk of loss to the CAP Property or any part thereof from the damage or destruction thereof by fire or other casualty shall remain upon CAP until the Closing.

                  8.2. Condemnation. (a) If the CIT Property or any part thereof shall be taken by reason of the exercise of the power of eminent domain prior to the Closing, CIT shall assign to CAP all damages to which CIT may be entitled and which may be assigned by CIT pursuant to the Pennsylvania Eminent Domain Code. Within five (5) days after notification of any such taking, but in no event later than the Closing, CIT shall notify CAP thereof. (b) If the CAP Property or any part thereof shall be taken by reason of the exercise of the power of eminent domain prior to the Closing, CAP shall assign to CIT all damages to which CAP may be entitled and which may be assigned by CAP pursuant to the Pennsylvania Eminent Domain Code. Within five (5) days after notification of any such taking, but in no event later than the Closing, CAP shall notify CIT thereof.

                  8.3. Insurance. CIT and CAP understand that (a) risk of loss passes at the Closing; (b) CIT may have an insurable interest in the CAP Property and CAP may have an insurable interest in the CIT Property upon the signing of this Agreement; and (c) to protect their respective interests, each party should retain or place in force adequate fire and casualty insurance with extended coverage on the each property as of the effective date of this Agreement.

                                    ARTICLE 9

                              Remedies Upon Default
                              ---------------------

                  9.1. Modified Time of Essence. If full performance of this Agreement is not completed by the Closing Date set forth in Section 3.1, either party shall have the right after that date to declare time to be of the essence of this Agreement by giving notice of such election to the other party. Such notice shall contain a declaration that time is of the essence and shall fix the time, date and place of final settlement, which date may not be sooner than fifteen (15) days nor later than thirty (30) days following the effective date of giving such notice.

                  9.2 Remedies. In the event of a default by a party hereto (the "Defaulting Party") in the performance of any of the terms, covenants and conditions hereof to be performed prior to Closing on the part of the Defaulting Party, the other party hereto, if such party is not in default hereunder (the "Non-Defaulting Party"), may, as its sole and exclusive remedy, at the Non-Defaulting Party's option, elect either to (a) terminate this Agreement, in which event this Agreement shall terminate and neither party shall have any further liability to the other hereunder, or (b) pursue an action for specific performance. Formal tender of performance is hereby waived by the Defaulting Party.

                  9.3. Attorneys' Fees. If any litigation is brought concerning this Agreement or the Property, the party who prevails in the final judgment or order of court will be entitled to such party's reasonable attorneys' fees and direct costs and expenses in connection with the litigation.

                  9.4. Limitation of Liability in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, in the event either CAP or CIT is unable to convey title to the CAP Property or the CIT Property, respectively, in accordance with the terms of this Agreement, in the event the Closing has not yet occurred, the sole remedy of the other party shall be to terminate this Agreement and neither party shall have any further liability hereunder.

                                   ARTICLE 10

                                   Termination
                                   -----------

                  10.1. Termination. This Agreement shall be terminated automatically and without further action by any of the parties if and at such time as the Merger Agreement is terminated in accordance with Section 7.1 thereof.

                  10.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of CIT or CAP; provided, however, that nothing contained herein shall affect the rights and obligations of the parties to the Merger Agreement.

                                   ARTICLE 11

                                   Tax Matters
                                   -----------

                  11.1 Tax Treatment of Exchange. CIT and CAP agree that the exchange of the CIT Property for the CAP Property as set forth herein is intended to be a sale of the CIT Property by CIT to CAP and a sale of the CAP Property by CAP to CIT, both under Section 1001 of the Internal Revenue Code ("Code") and is not an exchange under Section 1031 of the Code, a contribution under Section 721 of the Code or a distribution under Section 731 of the Code. CIT and CAP agree to file all necessary tax returns in conformity with sale transactions.

                  11.2 Allocation of Loss on Sale of CAP Property. CIT and CAP acknowledge that the transfer by CAP to CIT of the CAP Property to will generate a loss which will be shared by the partners of CAP, including CIT, in accordance with their relative interests in CAP, after giving effect to any required allocation of loss under Section 704(c) of the Code to CIT. CAP agrees to file all necessary tax returns in conformity therewith.

                                   ARTICLE 12

                                  Miscellaneous
                                  -------------

                  12.1. Brokers. The parties hereby represent and warrant to each other that no broker was involved in connection with the transaction contemplated hereby. Each party hereby indemnifies and holds the other party harmless from and against any and all claims for any broker's commission or similar compensation which may be payable to any broker, finder or other person or entity based solely upon such party's own acts. The provisions of this
Section 12.1 shall survive the Closing.

                  12.2. Sewage Facility Notice. Check here / / if there is no currently existing community sewage system serving the CAP Property. Check here / X / if there is no currently existing community sewage system serving the CIT Property. If no currently existing community sewage system is available to the Premises, the Pennsylvania Sewage Facilities Act of January 24, 1966, No. 537 P.L. 1535, as amended, requires the following statement:

                  Buyer is hereby advised that there is no currently existing community sewage system available to the Premises, and that a permit for an individual sewage system will have to be obtained from the appropriate local agency pursuant to the Pennsylvania Sewage Facilities Act. Buyer should contact the appropriate local agency which administers the Pennsylvania Facilities Act before signing this Agreement to determine the procedures and requirements for obtaining a permit for an individual sewage system.

                  12.3. Coal Notice. NOTICE -- THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)

                  Unless the foregoing notice is stricken, the deed shall contain the notice as above set forth and shall also contain, and CAP and CIT shall sign, the noticed specified in the Bituminous Mine Subsidence and Land Conservation Act of 1966.

                  12.4. Notices. Any notices or other communications between the parties hereto (collectively, "notices") shall be in writing and shall be deemed to have been properly given if delivered by hand or sent by United States registered or certified mail, postage prepaid, addressed to the party for whom intended as follows:

                  (a) if to CAP:

                           Crown American Properties, L.P.
                           Pasquerilla Plaza
                           Johnstown, PA  15901
                           Attention: Legal Department

                  (b) if to CIT:

                           Crown Investments Trust
                           Pasquerilla Plaza
                           Johnstown, PA  15901
                           Attention: Chief Financial Officer

Either party may designate by notice given to the other party a new address to which notices hereunder shall thereafter be sent. All notices hereunder delivered by hand shall be deemed effective when given, and all notices hereunder sent by mail shall be deemed effective when duly deposited in any post office or branch post office regularly maintained by the United States government.

                  12.5. Covenant not to Record. Neither party will record this Agreement and any such recording shall constitute a default hereunder.

                  12.6. Entire Agreement. All understandings and agreements, oral or written, heretofore had between the parties with respect to the CAP Property and the CIT Property or any part thereof are merged in this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement made by the other party. This Agreement may not be terminated, modified or amended, nor any provision hereof waived, in whole or in part, except by a writing signed by the party against whom enforcement of such termination, modification, amendment or waiver is sought.

                  12.7. Merger; Survival. Except to the extent expressly provided to the contrary herein, all promises and agreements of the parties hereto contained in this Agreement shall merge in the delivery of the deeds and shall not survive the Closing.

                  12.8. Interpretation. Whenever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Article and Section headings are inserted for convenience only and shall not form part of the text of this Agreement.

                  12.9. Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and shall bind and inure to the benefit of the respective parties hereto and their heirs, executors, administrators, successors and assigns.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

Attest:                                      CAP:

                                             CROWN AMERICAN PROPERTIES, L.P.

                                             By:   Crown American Realty Trust,
                                                   its sole general partner

[signature illegible]                        By:   Mark E. Pasquerilla
-------------------------------                    -----------------------------

                                             Title:   Chief Executive Officer
                                                   -----------------------------





Witness:                                     CIT:

                                             CROWN INVESTMENTS TRUST

[signature illegible]                        By:   Mark E. Pasquerilla
-------------------------------                    -----------------------------

                                             Title:   President
                                                   -----------------------------